Exhibit 2.1

EXECUTION VERSION

CONFIDENTIAL

FOURTH AMENDMENT TO PE SHARE PURCHASE AGREEMENT

This Fourth Amendment, dated January 23, 2017 (this “Amendment”), is made and entered into by and among ING Real Estate Investment Management Holding B.V., ING Bank N.V., CBRE, Inc. (f.k.a. CB Richard Ellis, Inc.), and CBRE Group, Inc. (f.k.a. CB Richard Ellis Group, Inc.) to amend that certain Share Purchase Agreement, dated as of February 15, 2011 among ING Real Estate Investment Management Holding B.V. and Others and CBRE, Inc. (f.k.a. CB Richard Ellis, Inc.) and Others, regarding the sale of portions of ING Groep N.V.’s European and Asian real estate investment management business, as amended by (i) the First Amendment to the PE Share Purchase Agreement, dated June 20, 2011, (ii) the letter agreement regarding specified change of control costs, dated June 24, 2011, by and among ING Real Estate Investment Management Holding B.V., ING Bank N.V., CBRE, Inc. (f.k.a. CB Richard Ellis, Inc.), and CBRE Group, Inc. (f.k.a. CB Richard Ellis Group, Inc.), (iii) the Second Amendment to the PE Share Purchase Agreement, dated October 3, 2011, by and among ING Real Estate Investment Management Holding B.V., ING Bank N.V., CBRE, Inc. (f.k.a. CB Richard Ellis, Inc.), and CBRE Group, Inc. (f.k.a. CB Richard Ellis Group, Inc.), (iv) the Third Amendment (the “Third Amendment”) to the PE Share Purchase Agreement, dated October 3, 2011, by and among ING Real Estate Investment Management Holding B.V., ING Bank N.V., CBRE, Inc. (f.k.a. CB Richard Ellis, Inc.), and CBRE Group, Inc. (f.k.a. CB Richard Ellis Group, Inc.), (v) the Letter Amendment Related to the Acquisition of Certain Co-Investments, dated April 16, 2012, (vi) the Letter Amendment Regarding Extension of Resolution Date, dated June 6, 2012, (vii) the Letter Amendment Regarding Second Extension of Resolution Date, dated July 24, 2012 and (viii) the Letter Amendment Regarding Third Extension of Resolution Date, dated August 13, 2012 (as so amended, the “PE SPA”). All capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the PE SPA.

WHEREAS,

A.	The PE SPA governs the terms and conditions of the now-completed sale of (i) portions of ING Groep N.V.’s European and Asian real estate investment management business as well as (ii) certain fund co-investment stakes owned by affiliates of ING Groep N.V., by affiliates of ING Groep N.V. to affiliates of CB Richard Ellis Group, Inc.

B.	The parties hereto agreed to certain obligations in respect of the Iberica Fund and Fund NFDC provisions pursuant to Section 1.05, Section 1.11, Section 1.20(b) and Section 1.24(a) of the Third Amendment (the “Released Obligations”).

C.	The parties hereto wish to fully and finally release and discharge each other and their respective Affiliates from their respective Released Obligations, and to amend the PE SPA to terminate, and to delete the PE SPA provisions setting forth, the Released Obligations.

NOW, THEREFORE, the parties hereto hereby agree as follows:

Section 1.01. Net Payment and Release.

(a) In consideration of the remainder of this Section 1.01 and of Section 1.02 of this Amendment, the Sellers’ Representative agrees to or to cause one of its Affiliates to pay to the Purchasers’ Representative or its designated Affiliate the aggregate amount of €20,700,000 (the “Net Payment”), which shall be paid as a lump sum no later than January 31, 2017. The parties hereto agree that the Net Payment represents the aggregate amount that is or may become payable, now or in the future, by the Sellers’ Representative and/or any of its Affiliates to the Purchasers’ Representative and/or any of its Affiliates in respect of the Released Obligations less the aggregate amount that is or may become payable, now or in the future, by the Purchasers’ Representative and/or any of its Affiliates to the Sellers’ Representative and/or any of its Affiliates in respect of the Released Obligations. Each of the parties hereto (i) on behalf of itself and its Affiliates, hereby irrevocably fully and finally releases and discharges each of the other parties hereto and the respective Affiliates of such other parties hereto from the Released Obligations and any and all present and/or future obligations arising out of or related to the Released Obligations (other than for the obligation of the Seller’s Representative to pay or cause one of its Affiliates to pay the Net Payment in accordance with this Section 1.01) and (ii) agrees that the Released Obligations are hereby terminated. The parties hereto shall treat the Net Payment for all purposes as an adjustment to the Europe Share Purchase Price.

(b) The wire instructions for payment of the Net Payment are as follows:

Wells Fargo Bank
San Francisco, California
Swift ID: WFBIUS6S
ABA# 121-000-248
For the account of: CBRE Global Investors, LLC
Account Number # 4435-748215

(a) The Purchasers’ Representative hereby informs the Sellers’ Representative that the Purchaser or its applicable Affiliate intends on continuing to manage the investment funds of the European and Asian real estate investment management business acquired from ING Group N.V. and its affiliates, subject in each case to the rights of investors therein as set forth in the applicable fund documentation, through the term of the applicable fund in accordance with the applicable fund documentation, and, in connection therewith and in accordance with applicable accounting principles, the Purchaser or its applicable Affiliate intends on recognizing for financial reporting purposes the Net Payment over such period of management. The Purchasers’ Representative and the Purchaser acknowledge that the Sellers (i) have not conducted any analysis of the accounting treatment described in the foregoing sentence and (ii) have no responsibility therefor.

Section 1.02. Amendments to PE SPA. In furtherance of and notwithstanding the generality of the foregoing, the parties hereto hereby agree that the PE SPA is hereby amended as follows:

(a) Section 1.05 of the Third Amendment is hereby deleted in its entirety and replaced with the words “[Intentionally Deleted]”;

(b) Section 1.11 of the Third Amendment is hereby deleted in its entirety and replaced with the words “‘Section 2.5 of the PE SPA shall be deleted in its entirety following the title “Contingent Account Reconciliation.’”;

(c) Section 1.20(b) of the Third Amendment is hereby deleted in its entirety and replaced with the words “[Intentionally Deleted]”;

(d) Section 1.24(a) of the Third Amendment is hereby deleted in its entirety and replaced with the words “[Intentionally Deleted]”; and

(e) Annex C (NFDC and Certain Covenants) and Annex D (Pre-Agreed Extension Terms for Iberica) of the Third Amendment are hereby deleted in their entirety and replaced in each case with the words “[Intentionally Deleted]”.

Section 1.03. Miscellaneous

(a) Continuing Effect. Except as specifically amended by this Amendment, the PE SPA as heretofor amended remains unamended and in full force and effect.

(b) Counterparts. This Amendment may be executed in one or more counterparts, including via facsimile or electronic email transmission of a copy, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Any party may enter into this Amendment by executing any such counterpart.

(c) GOVERNING LAW. THIS AMENDMENT AND ANY NON-CONTRACTUAL OBLIGATIONS ARISING OUT OF OR IN CONNECTION WITH THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH ENGLISH LAW. Each party acknowledges that it would be impossible to determine the amount of damages that would result from any breach of any of the provisions of this Amendment and that the remedy at law for any breach, or threatened breach, of any of such provisions would likely be inadequate and, accordingly, agrees that each other party shall, in addition to any other rights or remedies which it may have, be entitled to seek such equitable and injunctive relief as may be available from any court of competent jurisdiction to compel specific performance of, or restrain any party from violating, any of such provisions. In connection with any action or proceeding for equitable and injunctive relief permitted hereunder, each party hereby waives the claim or defense that a remedy at Law alone is adequate and agrees, to the maximum extent permitted by law, to have each provision of this Amendment specifically enforced against it, without the necessity of posting bond or other security against it, and consents to the entry of equitable and injunctive relief against it enjoining or restraining any breach or threatened breach of such provisions of this Amendment.

(d) Jurisdiction. Each of the parties irrevocably agrees that the courts of England are to have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Amendment and the documents to be entered into pursuant to it and that accordingly any proceedings arising out of or in connection with this Amendment and the documents to be entered into pursuant to it shall be brought in such courts. Each of the parties irrevocably submits to the jurisdiction of such courts and waives any objection to proceedings in any such court on the ground of venue or on the ground that proceedings have been brought in an inconvenient forum.

(e) Effective Date. This Amendment shall, following its execution and delivery by each of the parties named on the signature pages hereof, be effective as of January 1, 2017.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties have executed or caused this Amendment to be executed as of the date first written above.

ING REAL ESTATE INVESTMENT MANAGEMENT HOLDING B.V., as Sellers’ Representative and Share Seller:

By:	/s/ Jarvis Seaman
Name: J. Seaman
Title: Director

By:	/s/ Rob Gerritsen
Name: R. Gerritsen
Title: Director

[Signature Page to the Fourth Amendment to the PE SPA]

ING BANK N.V., as Sellers’ Guarantor under the PE SPA (solely for purposes of Section 5.14 and Section 10.14 under the PE SPA)

By:	/s/ Robert Engelschman
Name: R. Engelschman
Title: proxyholder

By:	/s/ Lars Kramer
Name: L. Kramer
Title: proxyholder

[Signature Page to the Fourth Amendment to the PE SPA]

CBRE, INC., as Purchasers’ Representative:

By:	/s/ Pasha Zargarof
Name: Pasha Zargarof
Title: SVP and Assistant Secretary

[Signature Page to the Fourth Amendment to the PE SPA]

CBRE GROUP, INC., as Purchasers’ Parent Company under the PE SPA (solely for purposes of Section 5.15 and Section 10.14 under the PE SPA):

By:	/s/ Pasha Zargarof
Name: Pasha Zargarof
Title: SVP and Assistant Secretary

[Signature Page to the Fourth Amendment to the PE SPA]